Exhibit 99.1

7000 Cardinal Place
Dublin,OH 43017
www.cardinalhealth.com

[FOR IMMEDIATE RELEASE]

Contacts:

Media:	Jim Mazzola	Investors:	Bob Reflogal
	(614) 757-3690		(614) 757-7542
	jim.mazzola@cardinal.com		bob.reflogal@cardinal.com

CARDINAL HEALTH COMPLETES INITIALTENDER OFFER FOR VIASYS HEALTHCARE

More than 80 percent of VIASYS common stock tendered, subsequent offering period announced

DUBLIN, Ohio, June 21, 2007 — Cardinal Health, a global provider of products and services that improve the safety and productivity of health care, today announced that more than 80 percent of the outstanding shares of VIASYS Healthcare have been tendered, making VIASYS a majority owned subsidiary of Cardinal Health.

The initial offering period for the tender offer expired at midnight EDT on June 20, with approximately 27.4 million shares of VIASYS common stock being tendered, including approximately 3.2 million shares tendered under guaranteed delivery procedures, for $42.75 per share.  All shares that were validly tendered and not withdrawn have been accepted for purchase.    Cardinal Health expects to acquire the remaining shares and complete the acquisition by June 30.

“Now that VIASYS is part of Cardinal Health, we are ready to move forward and bring our combined offerings to global customers,” said R. Kerry Clark, chief executive officer of Cardinal Health.  “VIASYS is a great strategic fit with Cardinal Health that expands our global presence and provides a new channel to accelerate growth from our other core businesses.”

Subsequent offering and merger

Cardinal Health and its wholly owned subsidiary, Eagle Merger Corp., will commence today a subsequent offering period that will expire at 6 p.m., EDT, on June 27 , unless further extended.  During this subsequent offering period, VIASYS stockholders who did not previously tender their shares into the offer may do so and will promptly receive the same $42.75 per share cash consideration, without interest, paid during the initial offering period.  No shares tendered in the tender offer may be withdrawn during the subsequent offering period.

After expiration of the subsequent offering period, Cardinal Health intends to acquire all of the remaining VIASYS shares by means of a merger at the same price paid in the tender.  Upon completion of the merger, VIASYS will become a wholly owned subsidiary of Cardinal Health.

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The tender offer and merger plans were previously announced on May 14, in a transaction valued at approximately $1.5 billion including the assumption of outstanding debt. Based in Conshohocken, Pa., VIASYS had 2006 revenue of $610 million and is a leader in respiratory care, through the development and marketing of systems for critical care and diagnostic use. VIASYS also develops medical devices used in neurological, audio and vascular diagnostics, disposable medical products used in surgical procedures and enteral feeding, orthopedic implants, and offers clinical services.

The acquisition of VIASYS expands Cardinal Health’s clinical and medical product offerings for global, acute-care customers and, will establish the company as a leader in the more than $4 billion respiratory care market. The business will be integrated into Cardinal Health’s Medical Products Manufacturing segment.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is an $80 billion, global company serving the health-care industry with products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients.  With a focus on making supply chains more efficient, reducing hospital-acquired infections and breaking the cycle of harmful medication errors, Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined® data mining surveillance and the CareFusion® patient identification system.  The company also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide.  Ranked No. 19 on the Fortune 500 and No. 1 in its sector on Fortune’s ranking of Most Admired firms, Cardinal Health employs more than 40,000 people on five continents.  More information about the company may be found at www.cardinalhealth.com.

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Cautions Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: successful integration of the companies; the ability to achieve synergies following completion of the transaction; competitive pressures in its various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; changes in the distribution patterns or reimbursement rates for health-care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal and administrative proceedings, or settlement discussions with regulatory authorities or plaintiffs in any action against the company; uncertainties related to finalizing the pending settlement of class-action securities litigation, including obtaining court approval of the settlement; and general economic and market conditions.  Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.